Exhibit 99.1

Osiris Announces a Strategic Partnership with Stryker for Marketing Osiris’ Viable Bone Matrix

COLUMBIA, Md. — December 22, 2014  — Osiris Therapeutics, Inc. (NASDAQ: OSIR), the leading cellular regenerative medicine company focused on developing and marketing products to treat conditions in wound care, orthopaedics and sports medicine, announced today that it has entered into an exclusive, worldwide partnership with Stryker Corporation  (NYSE:SYK) for the commercialization and development of Osiris’ viable bone matrix tissue form.  Stryker is a global leader in medical technology whose products and services are available in over 100 countries around the world.  This partnership strategically aligns one of Osiris’ leading regenerative medicine technologies with Stryker’s innovative medical device portfolio; the resulting synergies will maximize the market potential.

“Osiris was the pioneer in the allograft bone graft market with the introduction of Osteocel® in 2005,” said Lode Debrabandere, Ph.D., President and CEO of Osiris. “This partnership combines the strengths of Stryker, an industry leader in marketing orthopaedic and spine products and of Osiris, the cellular regenerative medicine leader who developed this next generation viable bone matrix.”

The Agreement provides Stryker with exclusive, worldwide rights to Osiris’ viable bone matrix under the name BIO4™.  Osiris will be responsible for the manufacturing, continued research and product improvement activities while Stryker will be responsible for the commercialization and marketing of BIO4.  To demonstrate the differentiating benefits and ensure the continued success and growth of this innovative product, both organizations will collaborate on the design and conduct of future clinical development programs.

About BIO4

BIO4 is a bone allograft that contains both viable cells and growth factors. It is a safe alternative to autografts that minimizes the potential for harvest site co-morbidities.  BIO4 is composed of a structural extracellular matrix, osteogenic and angiogenic growth factors, endogenous mesenchymal stem cells and osteoblasts.  It possesses osteoconductive, osteoinductive, osteogenic and angiogenic properties that are required for bone repair and regeneration.  BIO4 was developed by Osiris Therapeutics, Inc., the creators of the first cellular allograft, utilizing their proprietary Biosmart™ cryopreservation technology.  It is ready-to-use out of the package and has differentiated handling compared to other products currently on the market.  Originally branded as OvationOS®, Osiris’ viable bone matrix tissue form will now be marketed by Stryker under the brand name BIO4.

About Osiris Therapeutics

Osiris Therapeutics, Inc. is the leading cellular regenerative medicine company, having developed the world’s first approved stem cell drug, remestemcel-L for graft versus host disease.  Osiris’ products include Grafix® for acute and chronic wounds, Cartiform®, a viable chondral allograft for cartilage repair and the latest addition to Osiris’ line of products, BIO4, a viable bone matrix.  Osiris is a fully integrated company with capabilities in research, development, manufacturing and distribution.  Osiris has developed an extensive intellectual property portfolio to protect the company’s technology and commercial interests.

7015 Albert Einstein Drive  •  Columbia, Maryland  21046  • Ph 443.545.1800  •  Fax 443.545.1701  •  www.Osiris.com

Osiris, Grafix, Cartiform and OvationOS are registered trademarks of Osiris Therapeutics, Inc. More information can be found on the company’s website, www.Osiris.com (OSIR-G).  Osteocel is a registered trademark of Nuvasive, Inc.

About Stryker Corporation

Stryker Corporation is one of the world’s leading medical technology companies and together with its customers, is driven to make healthcare better.  The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives.  Stryker products and services are available in over 100 countries around the world.

Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  Examples of forward-looking statements may include, without limitation, statements regarding any of the following: our product development efforts; our clinical trials and anticipated regulatory requirements, and our ability to successfully navigate these requirements; the success of our product candidates in development; status of the regulatory process for our product and product candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for marketed Biosurgery products (including Grafix, BIO4 and Cartiform) and Biosurgery products under development; our cash needs; patents, trademarks and other proprietary rights; the safety and ability of our products and potential products to address medical needs; our ability to supply a sufficient amount of our marketed products or product candidates and, if approved or otherwise commercially available products, to meet demand; our costs to comply with governmental regulations; our plans for sales and marketing; our plans regarding facilities; types of regulatory frameworks we expect will be applicable to our products and potential products; and results of our scientific research. Additional risks and uncertainties related to the sale of our ceMSC assets and the related transactions contemplated by the Purchase Agreement with Mesoblast include typical business transactional risks, the risk of changing relationships with customers, suppliers or employees, the risk associated with the disposition of our ceMSC assets and the increased relative dependence on and importance of our other business including our Biosurgery business, the risk that we may not be able to fully benefit from the transactions through milestone payments or royalties, payment risks, including the risk associated with receipt of equity as consideration, in lieu of cash, and the risk of dependence on others to achieve results upon which milestone or royalty payments to us are conditioned.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other Periodic Reports filed on Form 10-Q, with the United States Securities and Exchange Commission.  Accordingly, you should not unduly rely on these forward-looking statements. We undertake no

7015 Albert Einstein Drive  •  Columbia, Maryland  21046  • Ph 443.545.1800  •  Fax 443.545.1701  •  www.Osiris.com

obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Amanda Badillo

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com

7015 Albert Einstein Drive  •  Columbia, Maryland  21046  • Ph 443.545.1800  •  Fax 443.545.1701  •  www.Osiris.com